Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Greenlane Holdings, LLC

Boca Raton, Florida

We hereby consent to the use in this Registration Statement of our report dated March 19, 2019, relating to the consolidated financial statements of Greenlane Holdings, LLC, which is incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

West Palm Beach, Florida

April 17, 2019